Exhibit 99.2
American Axle & Manufacturing Announces
Results of Buffalo Separation Agreement
Detroit, Michigan, January 17, 2008 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today announced that 558 UAW represented associates agreed to participate in AAM’s Buffalo Separation Program (BSP).
The BSP is a voluntary separation program that was offered to approximately 650 UAW represented associates at AAM’s Buffalo Gear, Axle & Linkage facility in Buffalo, New York. Production at this facility was idled in December 2007.
Under this voluntary separation program, AAM offered a range of retirement incentives and buy-outs to eligible associates beginning in September 2007. Associates who retired as part of this program will retain all vested pension and postretirement benefits. Associates who accepted a buy-out will retain vested pension benefits, but forfeited other postretirement benefits.
On August 14, 2007, AAM estimated that it would incur special charges of as much as $85 million for the BSP, including pension and other postretirement benefit curtailments and special termination benefits.
AAM currently estimates that the total cost of the BSP will approximate $56 million.
AAM will be presenting at the 2008 Auto Analyst of New York (AANY)  Detroit Auto Show Conference on Thursday, January 17, 2008 at 10:15 a.m. EST. AAM will webcast the presentation through AAM’s investor web site at http://investor.aam.com. The presentation will be made by AAM’s Co-Founder, Chairman & CEO Richard E. Dauch.
AAM has also scheduled a conference call to review its fourth quarter and full year 2007 results on February 1, 2008 at 10:00 a.m. EST. Interested participants may listen to the live conference call by logging onto AAM’s investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (706) 643-3736 from outside the United States.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles, passenger cars, crossover utility vehicles and commercial vehicles. In addition to locations in the United States (Michigan, New York, Ohio and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea and the United Kingdom.
Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections, strategies or future performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe and South America); reduced demand of our customers’ products or volume reductions, particularly for light trucks and SUVs produced by GM and Chrysler LLC’s heavy-duty Dodge Ram full-size pickup trucks, or the Dodge Ram program; work stoppages at GM or Chrysler LLC or a key supplier to GM or Chrysler LLC; our ability to achieve cost reductions through accelerated attrition programs; reduced purchases of our products by GM, Chrysler LLC or other customers; our ability and our customers’ ability to successfully launch new product programs; our ability to respond to changes in technology or increased competition; supply shortages or price fluctuations in raw materials, utilities or other operating supplies; our ability to maintain satisfactory labor relations and avoid work stoppages; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; liabilities arising from legal proceedings to which we are or may become a party or claims against us or our products; availability of financing for working

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capital, capital expenditures, research and development or other general corporate purposes, including our ability to comply with financial covenants; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (including the Corporate Average Fuel Economy regulations); our ability to attract and retain key associates; and other unanticipated events and conditions that may hinder our ability to compete. For additional discussion, see “Item 1A. Risk Factors” in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q. It is not possible to foresee or identify all such factors and we assume no obligation to update any forward-looking statements or to disclose any subsequent facts, events or circumstances that may affect their accuracy.
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For additional information:

Media relations contact:	Investor relations contact:
Renee B. Rogers	Jamie M. Little
Manager, Corporate Communications and	Director, Investor Relations
Media Relations	(313) 758-4831
(313) 758-4882	jamie.little@aam.com
renee.rogers@aam.com
     Or visit the AAM website at www.aam.com

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